Schedule 13 G


Item 1    (a)  The Town & Country Trust
     (b)  1700 Equitable Bank Center
          100 South Charles Street
          Baltimore, Maryland  21201


Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Shares of Beneficial Interest
     (e)  892081100


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4 N/A

Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.


Item 6    N/A


Item 7    N/A


Item 8 (a) The group consists of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment
Company Act (IV).


Item 9    N/A


                   Schedule 13 G




Item 1    (a)  The Town & Country Trust
     (b)  1700 Equitable Bank Center
          100 South Charles Street
          Baltimore, Maryland  21201


Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Shares of Beneficial Interest
     (e)  892081100


Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    N/A


Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A




                   Schedule 13 G




Item 1    (a)  The Town & Country Trust
     (b)  1700 Equitable Bank Center
          100 South Charles Street
          Baltimore, Maryland  21201


Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Shares of Beneficial Interest
     (e)  892081100


Item 3    (d)  The filer is an Investment Company registered under
Section 8 of the Investment Company Act.


Item 4    N/A


Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.


Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A








Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 6, 1998



Signature
Charles vK. Carlson, President
Name/Title

CUSIP No. 892081100      13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              0
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      0
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     0

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9 n/a

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV







CUSIP No. 892081100      13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              0
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      0
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     0

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9 n/a

12.  Type Of Reporting Person
      IA






CUSIP No.  892081100     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              0
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      0
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     0

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9 n/a

12.  Type Of Reporting Person
      IV